On January 1, 2002, Firstar Mutual Fund Services, LLC, the First American Funds' administrator and shareholder servicing agent, changed its name to U.S. Bancorp Fund Services, LLC.

On January 1, 2002, Firstar Bank, N.A., the First American Funds' custodian, changed its name to U.S. Bank, N.A.